                                                                      EXHIBIT 12


                                 AMR CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)

                                                   1994       1995       1996       1997       1998
                                                  ------     ------     ------     ------     ------
Earnings:
   Earnings from continuing operations
   before income taxes and extraordinary loss     $  360     $  326     $1,596     $1,624     $2,164

   Add:  Total fixed charges (per below)           1,469      1,522      1,313      1,189      1,141

   Less:  Interest capitalized                        22         14         10         20        104
                                                  ------     ------     ------     ------     ------
      Total earnings                              $1,807     $1,834     $2,899     $2,793     $3,201
                                                  ======     ======     ======     ======     ======

Fixed charges:
   Interest                                       $  633     $  682     $  513     $  419     $  369

   Portion on rental expense representative
   of the interest factor                            828        831        796        767        767

   Amortization of debt expense                        8          9          4          3          5
                                                  ------     ------     ------     ------     ------
      Total fixed charges                         $1,469     $1,522     $1,313      1,189      1,141
                                                  ======     ======     ======     ======     ======

Ratio of earnings to fixed charges                  1.23       1.20       2.21       2.35       2.81
                                                  ======     ======     ======     ======     ======